Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources Announces Public

Offering of Common Units

Houston, August 11, 2009 – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “Company”) today announced that it has commenced a public offering of 3,500,000 common units representing limited liability company interests in the Company pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission. The Company has granted the underwriters a 30-day option to purchase up to an additional 525,000 common units. The Company intends to use all of the net proceeds from the offering to repay indebtedness outstanding under its reserve-based credit facility.

Citi, Wells Fargo Securities and RBC Capital Markets will act as joint book-running managers for the offering. When available, a copy of the prospectus supplement and the base prospectus relating to the offering may be obtained from:

Citi

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

Phone: (800) 831-9146

Wells Fargo Securities

375 Park Avenue

New York, New York 10152

Attn: Equity Syndicate

Phone: (800) 326-5897

RBC Capital Markets

Three World Financial Center

200 Vesey Street, 8th Floor

New York, NY 10281-8098

Attention: Equity Syndicate

Phone: (212) 428-6670

This press release does not constitute an offer to sell or a solicitation of an offer to buy common units or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company’s assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. Please see “Risk Factors” in the Company’s public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Richard Robert, EVP and CFO, 832-327-2258
investorrelations@vnrllc.com